QuickLinks -- Click here to rapidly navigate through this document

Registration No. 333-

As filed with the Securities and Exchange Commission on September 13, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE MANITOWOC COMPANY, INC.
(Exact name of registrant as specified in its charter)

WISCONSIN (State or other jurisdiction of incorporation or organization)	39-0448110 (I.R.S. Employer Identification No.)
500 South 16th Street Manitowoc, WI 54221-0066 (Address of Principal Executive Offices)	53209 (Zip Code)

GROVE INVESTORS, INC.
2001 STOCK INCENTIVE PLAN
(Full title of the plan)

MAURICE D. JONES, ESQ. Vice President, General Counsel and Secretary The Manitowoc Company, Inc. 500 South 16th Street Manitowoc, WI 54221-0066	Copy to: FREDRICK G. LAUTZ, ESQ. Quarles & Brady LLP 411 East Wisconsin Avenue Milwaukee, Wisconsin 53202
(Name and address of agent for service)
(920) 684-4410 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee

Common Stock, par value $.01 per share (with attached Common Stock Purchase Rights)(1)	113,924	$18.30	$2,084,809	$192.00

(1)
The value attributable to the Common Stock Purchase Right is reflected in the price of the Common Stock to which the right is attached.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933 (the "Securities Act"), this Registration Statement also relates to such indeterminate number of additional shares of our Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plan.

(3)
Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon $18.30 per share, which is the purchase price under outstanding options. We assumed the options in our August 8, 2002 acquisition of Grove Investors, Inc. We do not intend to grant any additional options under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        We will send or give Plan participants the information specified in Part I of Form S-8 (Items 1 and 2) as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The Manitowoc Company, Inc. (hereinafter "we" or the "Company") incorporates by reference the following documents, and any future filings we make pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates all securities offered hereby have been sold or that deregisters all securities then remaining unsold:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

  •
  Our Current Reports on Form 8-K dated May 9, 2001 (which includes audited financial statements of Potain Group S.A., a company we acquired in 2001, as of and for the years ended December 31, 2000 and 1999), March 18, 2002, June 24, 2002, July 18, 2002, July 23, 2002, July 30, 2002, two dated August 8, 2002 (one which includes audited financial statements of Grove Investors Inc., a company we acquired in 2002, as of September 29, 2001, and its predecessor company SGPA, Inc., as of September 30, 2000 and for each of the three years ended September 29, 2001) and September 12, 2002.

  •
  The description of our common stock contained in our Registration Statement on Form 8-A dated August 5, 1996, and any further amendment or report updating that description.

  •
  The description of our common stock purchase rights contained in our Registration Statement on Form 8-A dated August 5, 1996, and any further amendment or report updating that description.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.    Description of Securities.

        Not applicable. See filings listed in Item 3 above.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Officers and Directors.

        Wisconsin Law.    We are incorporated under the Wisconsin Business Corporation Law (the "WBCL").

        Under Section 180.0851(1) of the WBCL, we are required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of The Manitowoc Company, Inc. In all other cases, we are required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of Manitowoc, unless it is determined that he or she breached or failed to perform a duty owed to Manitowoc and the breach or failure to perform constitutes:

  •
  a willful failure to deal fairly with Manitowoc or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

  •
  a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

  •
  a transaction from which the director or officer derived an improper personal profit; or

  •
  willful misconduct.

        Section 180.0858(1) provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under our articles of incorporation, bylaws, any written agreement or a resolution of the board of directors or shareholders.

        Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

        Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

        Under Section 180.0833 of the WBCL, directors of Manitowoc against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution, as provided therein.

        Bylaws.    Article IV of our bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Furthermore, certain officers of Manitowoc are also officers of subsidiaries of Manitowoc and, as a result, such officers may be entitled to indemnification pursuant to provisions of such subsidiaries' governing corporate laws, articles of incorporation and bylaws. We have also executed an indemnity agreement with each of its directors and its executive officers which provides certain indemnity rights to such individuals.

        Insurance.    Our directors and officers are covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers, including liabilities under the Securities Act of 1933.

Item 7.    Exemption From Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        See Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.    Undertakings.

  (a)
  The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

        Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)  Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manitowoc, State of Wisconsin, on September 13, 2002.

THE MANITOWOC COMPANY, INC.
By:	/s/ TERRY D. GROWCOCK Terry D. Growcock President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry D. Growcock, Carl J. Laurino and Maurice D. Jones, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

Signature	Title
/s/ TERRY D. GROWCOCK Terry D. Growcock	President and Chief Executive Officer (Principal Executive Officer of the Registrant)
/s/ CARL J. LAURINO Carl J. Laurino	Treasurer and Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer of the Registrant)
/s/ DEAN H. ANDERSON Dean H. Anderson	Director
/s/ VIRGIS W. COLBERT Virgis W. Colbert	Director
/s/ DANIEL W. DUVAL Daniel W. Duval	Director
/s/ JAMES L. PACKARD James L. Packard	Director
/s/ GILBERT F. RANKIN, JR. Gilbert F. Rankin, Jr.	Director
/s/ ROBERT C. STIFT Robert C. Stift	Director

/s/ ROBERT S. THROOP Robert S. Throop	Director

*Each of these signatures is affixed as of September 13, 2002.

THE MANITOWOC COMPANY, INC.
(THE "REGISTRANT")
(COMMISSION FILE NO. 1-11978)

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein By Reference To	Filed Herewith
4.1	Amended and Restated Articles of Incorporation of the Registrant, as last amended on May 26, 1998	Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (No. 333-85938) filed April 10, 2002
4.2	Restated Bylaws of the Registrant, as amended through May 22, 1995	Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995
4.3	Rights Agreement dated August 5, 1996 between The Manitowoc Company, Inc. and First Chicago Trust Company of New York	Exhibit 4 to the Registrant's Current Report on Form 8-K filed on August 5, 1996
5.1	Opinion of Quarles & Brady LLP as to the legality of the securities to be issued		X
23.1	Consent of PricewaterhouseCoopers LLP		X
23.2	Consent of Ernst & Young Audit		X
23.3	Consent of KPMG LLP		X
23.4	Consent of Quarles & Brady LLP		Contained in opinion filed as Exhibit 5.1
24.1	Powers of Attorney		Signatures page to this Registration Statement
99.1	Grove Investors, Inc. 2001 Stock Incentive Plan		X

QuickLinks

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Officers and Directors.
  Item 7. Exemption From Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX TO FORM S-8 REGISTRATION STATEMENT